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                                                                      EXHIBIT 12


                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (In Thousands of Dollars, Except for Ratios)
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                                                                      2002        2001       2000        1999       1998
                                                                    --------    --------   --------    --------   --------
Income/(loss) from continuing operations before income tax benefit  $    734    $ (4,979)  $(19,060)   $ (2,403)  $ (5,798)

Add Fixed Charges:
       Interest expense                                               12,679      12,763     14,086      11,712      1,649
       Amortization of financing costs                                   528         571        900         620        113
                                                                    ---------   --------   --------    --------   --------
                        Total income (loss) as defined              $ 13,941    $  8,355   $ (4,074)   $  9,929   $ (4,036)
                                                                    =========   ========   ========    ========   ========

Fixed Charges:
       Interest expense                                             $ 12,679    $ 12,763   $ 14,086    $ 11,712   $  1,649
       Capitalized interest                                               --          --         --         203         59
       Amortization of financing costs                                   528         571        900         620        113
                                                                    --------    --------   --------    --------   --------
                        Total fixed charges                         $ 13,207    $ 13,334   $ 14,986    $ 12,535   $  1,821
                                                                    ========    ========   ========    ========   ========
Ratio of earnings to fixed charges                                      1.06        0.63      (0.27)       0.79      (2.22)




Additional income required to meet a 1.0 ratio:                     $     --    $  4,979   $ 19,060    $  2,606   $  5,857
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